                                                                    EXHIBIT 4.21

                           GENERAL SECURITY AGREEMENT

          THIS AGREEMENT is made as of __________________________, 2003

BY: VISUAL BIBLE INTERNATIONAL (CANADA), INC., a corporation incorporated under the laws of the Province of Ontario and carrying on business at 1235 Bay Street, Suite 300, Toronto, Ontario, M5R 3K4 (the "Debtor")

IN FAVOUR OF:     The B Unit Holders (as such term is defined herein)

WHEREAS:

A. The Debtor is the sole shareholder of The Book of John, Inc. (the "Canadian Co-Producer"), which is the Canadian co-producer of a feature length motion picture presently entitled "The Book Of John", f/k/a "The Gospel of John" (the "Property").

B. Each of the B Unit Holders has executed a subscription agreement (each a "Subscription Agreement" and collectively the "Subscription Agreements") for the purchase of B Units (as defined in the Subscription Agreements) consisting of certain debentures (each a "Debenture" and collectively the "Debentures") of Visual Bible International, Inc. ("VBI"), shares of Common Stock (as defined in the Subscription Agreements) and warrants to purchase Common Stock. Pursuant to the Subscription Agreements and the Debentures, the B Unit Holders and VBI have entered into a Warrant Agreement, a Registration Rights Agreement, a Security Agreement governed by the laws of the State of New York and a General Security Agreement governed by the laws of the Province of Ontario (the "Ancillary Documents"; the Subscription Agreements, the Debentures, the Ancillary Documents and any amendments thereto are, collectively, the "VBI Transaction Documents").

C. Pursuant to the VBI Transaction Documents, the B Unit Holders have provided certain credit facilities in favour of VBI and VBI has advanced the proceeds of such facilities, directly or indirectly, to the Canadian Co-Producer and The Gospel of John Limited, the UK co-producer of the Property, for use in the production of the Property.

D. The Debtor has agreed to provide the B Unit Holders with a guarantee (the "Guarantee") of the obligations of VBI under the VBI Transaction Documents.

E. As collateral security for the Guarantee, the Debtor has agreed to provide the B Unit Holders with this General Security Agreement.

In consideration of the sum of $1.00 and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Debtor agrees with the B Unit Holders as follows:

                                1. INTERPRETATION

1.1      DEFINITIONS - In this Agreement:

"ACCESSIONS" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"ACCOUNT" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"THIS AGREEMENT", "HERETO", "HEREIN", "HEREOF", "HEREBY", "HEREUNDER" and any similar expressions refer to this Agreement and the Schedules as they may be amended or supplemented from time to time, and not to any particular

                                                                    EXHIBIT 4.21

section or other portion thereof and, unless otherwise indicated, references to Clauses, Schedules and Sections are references to clauses, schedules and sections of this Agreement;

"B UNIT HOLDERS" means those individuals and entities described in Schedule "C" attached hereto. For greater certainty the B Unit Holders shall also include individuals or entities who are transferees of the parties listed on Schedule "C" and any individual or entity who is an initial purchaser of B Units after the execution of this General Security Agreement;

"BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

"CHATTEL PAPER" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"COLLATERAL" means all of the undertaking, property and assets of the Debtor subject to, or intended to be subject to, the Security Interest, all as more particularly described in Section 2.1, and any reference to "COLLATERAL" shall be deemed to be a reference to "COLLATERAL OR ANY PART THEREOF" except where otherwise specifically provided;

"DOCUMENT OF TITLE" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"EQUIPMENT" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"EVENT OF DEFAULT" has the meaning attributed to such term in Section 8;

"GOODS" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"INSTRUMENT" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"INTANGIBLE" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"INVENTORY" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"LIEN" means any mortgage, pledge, charge, assignment, security interest, hypothec, lien or other encumbrance, including, without limitation, any agreement to give any of the foregoing, or any conditional sale or other title retention agreement;

"MAJORITY B UNIT HOLDERS" means the B Unit Holders holding a majority in aggregate of the original principal amounts of the outstanding Debentures;

"MONEY" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"OBLIGATIONS" means all of the obligations, liabilities and indebtedness of the Debtor to the B Unit Holders arising pursuant to the Guarantee;

"PERMITTED LIENS" means Liens which have been previously disclosed to the B Unit Holders;

"PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

"PPSA" means the Personal Property Security Act (Ontario) as amended from time to time and any Act substituted therefor and amendments thereto;

                                                                    EXHIBIT 4.21

"PROCEEDS" has the meaning attributed to such term in the PPSA as in force on the date hereof;

"RECEIVER" means any of a receiver, manager, receiver-manager and receiver and manager;

"SECURITY" has the meaning attributed to such term in the PPSA as in force on the date hereof; and

"SECURITY INTEREST" has the meaning attributed to such term in Section 2.1.

1.2 CURRENCY - Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.3 GENDER AND NUMBER - In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 INVALIDITY OF PROVISIONS - Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.5 AMENDMENT, WAIVER - No amendment or waiver of this Agreement shall be binding unless executed in writing by the Majority B Unit Holders and the Debtor. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided in writing and executed by the Majority B Unit Holders.

1.6 GOVERNING LAW, ATTORNMENT - This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the Debtor hereby irrevocably attorns to the jurisdiction of the courts of Ontario.

                              2. SECURITY INTEREST

2.1 CREATION OF SECURITY INTEREST - Subject to Sections 2.2 and 2.3, the Debtor hereby grants to the B Unit Holders, by way of security interest, mortgage, pledge, charge, assignment and hypothec a security interest (the "Security Interest") in the undertaking of the Debtor and in:

(a) all Goods (including, without limitation, all parts, accessories, attachments, additions and Accessions thereto) whether or not such Goods are now or hereafter become fixtures, all Accounts, all Chattel Paper, all Documents of Title (whether negotiable or not), all Equipment, all Instruments, all Intangibles, all Money and all Securities, and all other personal property, if any, in each case now owned or hereafter acquired by or on behalf of the Debtor or in respect of which the Debtor now or hereafter has any right, title or interest (including, without limitation, such as may be returned to or repossessed by the Debtor) and including, without limitation, all contracts, licenses, computer software, warranties, ownership certificates, manuals, publications, books, statements of account, bills, invoices, letters and other documents or records in any form evidencing or relating to any of the foregoing property and including, without limitation, the property described in Schedule "A" hereto;

(b) all renewals of, accretions to and substitutions for any of the property described in Clause 2.1(a); and

(c) all Proceeds (including Proceeds of Proceeds) of any of the property described in Clauses 2.1(a) and 2.1(b).

2.2 EXCEPTION FOR LAST DAY OF LEASES - The Security Interest granted hereby does not and shall not extend to, and the Collateral shall not include, the last day of the term of any lease or sub-lease, oral or written, or any agreement therefor, now held or hereafter acquired by the Debtor, but upon the sale of the leasehold interest or any part thereof the Debtor shall stand possessed of such last day in trust to assign the same as the B Unit Holders shall direct.

                                                                    EXHIBIT 4.21

2.3 EXCEPTION FOR CONTRACTUAL RIGHTS - The Security Interest granted hereby does not and shall not extend to, and the Collateral shall not include, any agreement, right, franchise, licence or permit (the "contractual rights") to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest therein would constitute a breach of the terms of or permit any Person to terminate the contractual rights, but the Debtor shall hold its interest therein in trust for the B Unit Holders and shall assign such contractual rights to the B Unit Holders forthwith upon obtaining the consent of the other party thereto. The Debtor agrees that it shall, upon the request of the B Unit Holders, use all commercially reasonable efforts to obtain any consent required to permit any contractual rights to be subjected to the Security Interest.

2.4 ATTACHMENT - The attachment of the Security Interest has not been postponed and the Security Interest shall attach to any particular Collateral as soon as the Debtor has rights in such Collateral.

                             3. OBLIGATIONS SECURED

3.1 OBLIGATIONS SECURED - The Security Interest granted hereby secures payment, performance and satisfaction of the Obligations.

                        4. REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES - The Debtor represents and warrants, and so long as this Agreement remains in effect shall be deemed continuously to represent and warrant, that:

(a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to own its properties and assets and to carry on its business as presently carried on by it;

(b) it has the corporate power and capacity to enter into this Agreement and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

(c) it has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(d) there is no unanimous shareholder agreement which restricts, in whole or in part, the powers of the directors of the Debtor to manage or supervise the business and affairs of the Debtor;

(e) the entering into of this Agreement and the performance by the Debtor of its obligations hereunder does not and will not contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Debtor or under any mortgage, lease, agreement or other legally binding instrument, licence, permit or law to which the Debtor is a party or by which the Debtor or any of its properties or assets may be bound and will not result in or permit the acceleration of the maturity of any indebtedness, liability or obligation of the Debtor under any mortgage, lease, agreement or other legally binding instrument of or affecting the Debtor;

(f) no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance of this Agreement by the Debtor;

(g) except as disclosed in writing to the B Unit Holders, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal, or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any government body; or any similar matter or proceeding (collectively "proceedings") against or involving the Debtor (whether in progress or threatened) which, if determined adversely to the Debtor, would adversely affect its business, property, financial condition or prospects or its ability to perform any of the provisions of this Agreement; no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule, award or

                                                                    EXHIBIT 4.21

order of any governmental body outstanding against the Debtor which has or may have an adverse effect on its business, property, financial condition or prospects;

(h) the Debtor does not have or use a French form of name or a combined English and French form of name;

(i) the Debtor owns the Collateral free of all Liens, except for Permitted
Liens;

(j) each Account, Chattel Paper and Instrument constituting the Collateral is enforceable in accordance with its terms against the Person obligated to pay the same, and the amount represented by the Debtor to the B Unit Holders from time to time as owing by each such Person or by all such Persons will be the correct amount actually and unconditionally owing by such Person or Persons, except for normal cash discounts where applicable, and no such Person will have any defence, set-off, claim or counterclaim against the Debtor which can be asserted against the B Unit Holders, whether in any proceeding to enforce the Collateral or otherwise; and

(k) the locations specified in Schedule "B" as to business operations and records are accurate and complete and, with respect to Goods (including Inventory) constituting the Collateral, the locations specified in Schedule "B" are accurate and complete except for Goods in transit to such locations and Inventory on lease or consignment; and all fixtures or Goods about to become fixtures which forms part of the Collateral will be situate at one of such locations.

                           5. AGREEMENTS OF THE DEBTOR

5.1 GENERAL AGREEMENTS - The Debtor covenants and agrees in favour of the Lenders as follows:

(a) to keep the Collateral free and clear of all taxes, assessments, liens, mortgages, charges, claims, encumbrances and security interests whatsoever, except for the Security Interest and the Permitted Liens;

(b) not to sell, exchange, transfer, assign, lease or otherwise dispose of or deal in any way with the Collateral or any interest therein, or enter into any agreement or undertaking to do so; except as may be permitted in this Agreement;

(c) to keep the Collateral in good condition, and to keep the Collateral located at the places warranted herein;

(d) to obtain from financially responsible insurance companies and maintain insurance in respect of such risks and in such amounts as the B Unit Holders may reasonably require from time to time, and such insurance shall include a standard mortgage clause approved by the Insurance Bureau of Canada, and the Debtor agrees to cause the interest of the Lenders to be noted as its interest might appear on such policies of insurance (except public liability insurance), and to furnish the Lenders upon request with certificates of insurance and certified copies of such policies;

(e) to promptly notify the Lenders of any loss or damage to the Collateral, any change in any information provided in this Agreement and the occurrence of any Event of Default;

(f) to promptly pay all taxes, assessments, rates, levies, payroll deductions, vacation pay, workers' compensation assessments, and any other charges which could result in the creation of a statutory lien or deemed trust in respect of the Collateral;

(g) to deliver to the Lenders such information concerning the Collateral or the Debtor as the Lenders may reasonably request from time to time, including aged lists of Inventory and Accounts and annual and monthly financial statements of the Debtor;

(i) to allow the B Unit Holders to have access to all premises of the Debtor at which Collateral may be located and to inspect the Collateral and all records of the Debtor pertaining thereto from time to time; and

                                                                    EXHIBIT 4.21

(j) to do, make, execute and deliver such further and other assignments, transfers, deeds, agreements and other documents as may be reasonably required by the B Unit Holders to establish in favour of the B Unit Holders the Security Interest intended to be created hereby and to accomplish the intention of this Agreement.

5.2 RESTRICTIONS ON DEALINGS WITH THE COLLATERAL - Except as provided in Section 5.3, the Debtor agrees that it shall not, without the prior consent in writing of the Majority B Unit Holders:

(a) sell, assign, transfer, exchange, lease, consign or otherwise dispose of any of the Collateral;

(b) move or transfer the Collateral from its present location; or

(c) create, assume or suffer to exist any Lien upon the Collateral ranking or purporting to rank in priority to or pari passu with the Security Interest, other than Permitted Liens.

5.3 PERMITTED DEALINGS WITH THE COLLATERAL - The Debtor may at any time, without the consent of the B Unit Holders:

(a) sell, assign, transfer, exchange, lease, consign or otherwise dispose of Inventory in the ordinary course of its business; and

(b) sell or otherwise dispose of such part of its Equipment which is no longer necessary or useful in connection with its business or which has become worn out or obsolete or unsuitable for the purpose for which it was intended.

                                  6. SECURITIES

6.1 SECURITIES - (a) If the Collateral at any time includes Securities, the Debtor authorizes the Majority B Unit Holders to transfer the same or any part thereof into its own name or that of its nominee so that the Majority B Unit Holders or its nominee may appear as the sole owner of record thereof; provided that, until the occurrence of an Event of Default, the Majority B Unit Holders shall deliver promptly to the Debtor all notices or other communications received by the Majority B Unit Holders or its nominee as such registered owner.

(b) The Majority B Unit Holders may, but shall not be obligated to, vote and exercise all rights of conversion or retraction or other similar rights with respect to any Securities constituting the Collateral and the Majority B Unit Holders shall be entitled to receive all dividends (whether paid or distributed in cash, securities or other property) and interest declared and paid or distributed in respect of Securities constituting the Collateral.

(c) The Debtor recognizes that the Majority B Unit Holders may be unable to effect a public sale of any or all of the Securities constituting the Collateral by reason of certain prohibitions contained in applicable securities laws or otherwise, and accordingly, may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Securities for their own account for investment and not with a view to the distribution or resale thereof. The Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by reason of its being a private sale. The Majority B Unit Holders shall be under no obligation to delay a sale of any Securities constituting the Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under applicable securities laws, or otherwise, even if the issuer would agree to do so.

                                                                    EXHIBIT 4.21

                             7. COLLECTION OF DEBTS

7.1 COLLECTION OF DEBTS - Before or after the occurrence of an Event of Default, the Majority B Unit Holders may give notice of the Security Interest to any Person obligated to pay any debt or liability constituting the Collateral and may also direct such Person to make all payments on account of any such debt or liability to the B Unit Holders. The Debtor acknowledges that any payments received by the Debtor from such Persons, whether before or after the occurrence of an Event of Default, shall be received and held by the Debtor in trust for the B Unit Holders and shall be turned over to the B Unit Holders upon request.

                              8. EVENTS OF DEFAULT

8.1 EVENTS OF DEFAULT - The occurrence of any of the following events shall constitute an Event of Default:

(a) default in the payment or performance of the Obligations or any part thereof;

(b) a material breach of any of the covenants set out herein following (i) receipt by the Guarantor of written notice of such material breach from the B Unit Holders (which notice shall include reasonable particulars of such breach), and (ii) the expiration of a ten (10) day cure period during which the Guarantor has failed to remedy such breach;

(c) a default or event of default as defined in the VBI Transaction Documents, provided that all required notices of default have been provided to VBI and provided further that all applicable cure periods with respect to such default have expired and VBI has not remedied such default prior to the expiration thereof;

(d) any representation or warranty made by the Debtor herein or in any officers' certificate or other document delivered to the B Unit Holders pursuant hereto or in connection with any agreement to which the B Unit Holders and the Debtor are party is found to be false or incorrect in any way so as to make it misleading when made or deemed to have been made;

(e) the Debtor admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;

(f) the Debtor institutes any proceeding or takes any corporate action or executes any agreement to authorize its participation in or commencement of any proceeding:

      (i)   seeking to adjudicate it a bankrupt or insolvent; or

      (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any application under the Companies' Creditors Arrangement Act (Canada) or any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation);

(g) any proceeding is commenced against or affecting the Debtor:

      (i) seeking to adjudicate it a bankrupt or insolvent, which is not being defended in good faith;

      (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws

                                                                    EXHIBIT 4.21

            (including, without limitation, any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation); or

      (iii) seeking appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets, including the Collateral or any part thereof;

(h) any creditor of the Debtor, or any other Person, shall privately appoint a receiver, trustee or similar official for any part of the properties and assets of the Debtor including the Collateral or any part thereof;

(i) if any execution, distress or other enforcement process, whether by court order or otherwise, becomes enforceable against any property of the Debtor;

(j) if any event or proceeding is taken with respect to any part of the Collateral in any jurisdiction outside Canada which has an effect equivalent or similar to any of the events described in Sections 8.1(f), 8.1(g), 8.1(h), 8.1(i); or

(k) the Debtor ceases or threatens to cease to carry on business in the ordinary course, except where such cessation occurs in connection with an amalgamation, transfer of assets or other reorganization which is effected in accordance with the provisions hereof.

                                   9. REMEDIES

9.1 APPOINTMENT OF RECEIVER - (a) Upon the occurrence of an Event of Default, the Majority B Unit Holders may appoint by instrument any Person, whether an officer or an employee of the B Unit Holders or not, to be a Receiver of the Collateral and may remove any Receiver so appointed and appoint another in place of such Receiver in the same manner. Any such Receiver shall be deemed the agent of the Debtor and not of the B Unit Holders for the purpose of (i) carrying on and managing the business and affairs of the Debtor, and (ii) establishing liability for all acts or omissions of the Receiver while acting as such, and the B Unit Holders shall not be in any way responsible for any acts or omissions on the part of any such Receiver, its officers, employees and agents. The Debtor hereby irrevocably authorizes the B Unit Holders to give instructions to the Receiver relating to the performance of its duties. The Debtor hereby irrevocably waives any right it may have now or in the future under any applicable law, including, without limitation, the PPSA, to make application to a court for the removal, replacement or discharge of the Receiver or for directions on any matter relating to the duties of the Receiver (unless such duties are not being performed in a commercially reasonable manner) or in respect of the Receiver's accounts or remuneration or in respect of any other matter.

(b) Subject to the provisions of the instrument appointing it, any such Receiver shall have the power to take possession of the Collateral, to preserve the Collateral or its value in such manner as it considers appropriate, to carry on or concur in carrying on all or any part of the business of the Debtor and to sell, lease or otherwise dispose of or concur in selling, leasing or otherwise disposing of the Collateral in such manner and on such terms as it considers to be commercially reasonable. To facilitate the foregoing powers, any such Receiver may enter upon, use and occupy all premises owned or occupied by the Debtor wherein the Collateral may be situate to the exclusion of all others to the extent permitted by law, including the Debtor, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis, incur reasonable expenses in exercise of the rights, powers and remedies set out in this Agreement and use the Collateral directly in carrying on the Debtor's business or as security for loans or advances to enable it to carry on the Debtor's business or otherwise, as such Receiver shall, in its discretion, determine. In addition, the Receiver shall have the following rights, powers and remedies:

      (i) to make payments to Persons having prior rights or Liens on properties on which the Debtor may hold a Lien and to Persons having prior rights or Liens on the Collateral; and

      (ii) to demand, commence, continue or defend proceedings in the name of the B Unit Holders or of the Receiver or in the name of the Debtor for the purpose of protecting, seizing, collecting, realizing or

                                                                    EXHIBIT 4.21

            obtaining possession or payment of the Collateral and to give effectual receipts and discharges therefor.

(c) Except as may be otherwise directed by the Majority B Unit Holders, all Proceeds received from time to time by such Receiver in carrying out its appointment shall be received in trust for and paid over to the B Unit Holders. Every such receiver may, in the discretion of the B Unit Holders, be vested with all or any of the rights and powers of the B Unit Holders.

9.2 EXERCISE OF REMEDIES BY THE B UNIT HOLDERS - Upon the occurrence of an Event of Default, the Majority B Unit Holders may, either directly or through its agents or nominees, exercise all the powers and rights available to a Receiver by virtue of Section 9.1. In addition to the rights granted in this Agreement and in any other agreement now or hereafter in effect between the Debtor and the B Unit Holders and in addition to any other rights the B Unit Holders may have at law or in equity or otherwise, the B Unit Holders shall have, both before and after the occurrence of an Event of Default, all rights and remedies of a secured party under the PPSA.

9.3 POSSESSION OF THE COLLATERAL - The Debtor acknowledges that the B Unit Holders or any Receiver appointed by it may take possession of the Collateral wherever it may be located and by any method permitted by law and the Debtor agrees upon request from the B Unit Holders or any such Receiver to assemble and deliver possession of the Collateral at such place or places as directed.

9.4 REMEDIES NOT EXCLUSIVE - All rights, powers and remedies of the B Unit Holders under this Agreement may be exercised separately or in combination and shall be in addition to, and not in substitution for, any other security now or hereafter held by the B Unit Holders and any other rights, powers and remedies of the B Unit Holders however created or arising. No single or partial exercise by the B Unit Holders or any of the rights, powers and remedies under this Agreement or under any other security now or hereafter held by the B Unit Holders shall preclude any other and further exercise of any other right, power or remedy pursuant to this Agreement or any other security or at law, in equity or otherwise. The Majority B Unit Holders shall at all times have the right to proceed against the Collateral or any other security in such order and in such manner as it shall determine without waiving any rights, powers or remedies which the B Unit Holders may have with respect to this Agreement or any other security or at law, in equity or otherwise. No delay or omission by the B Unit Holders in exercising any right, power or remedy hereunder or otherwise shall operate as a waiver thereof or of any other right, power or remedy.

9.5 DEBTOR LIABLE FOR DEFICIENCY - The Debtor shall remain liable to the B Unit Holders for any deficiency after the Proceeds of any sale, lease or disposition of the Collateral are received by the B Unit Holders.

9.6 EXCLUSION OF LIABILITY OF B UNIT HOLDERS AND RECEIVER - The B Unit Holders shall not, nor shall any Receiver appointed by it, be liable for any failure to exercise its rights, powers or remedies arising hereunder or otherwise, including without limitation any failure to take possession of, collect, enforce, realize, sell, lease or otherwise dispose of, preserve or protect the Collateral, to carry on all or any part of the business of the Debtor relating to the Collateral or to take any steps or proceedings for any such purposes. Neither the B Unit Holders nor any Receiver appointed by it shall have any obligation to take any steps or proceedings to preserve rights against prior parties to or in respect of the Collateral including without limitation any Instrument, Chattel Paper or Securities, whether or not in the B Unit Holders' or the Receiver's possession, and neither the B Unit Holders nor any Receiver appointed by it shall be liable for failure to do so. Subject to the foregoing, the B Unit Holders shall use reasonable care in the custody and preservation of the Collateral in its possession.

9.7 NOTICE OF SALE - Unless required by law, neither the B Unit Holders nor any Receiver appointed by it shall be required to give the Debtor any notice of any sale, lease or other disposition of the Collateral, the date, time and place of any public sale of the Collateral or the date after which any private disposition of the Collateral is to be made.

                                                                    EXHIBIT 4.21

                           10. APPLICATION OF PROCEEDS

10.1 APPLICATION OF PROCEEDS - The Proceeds arising from the enforcement of the Security Interest as a result of the possession by the B Unit Holders or the Receiver of the Collateral or from any sale, lease or other disposition of, or realization of security on, the Collateral (except following acceptance of the Collateral in satisfaction of the Obligations) shall be applied by the B Unit Holders or the Receiver in the following order, except to the extent otherwise required by law:

(a) first, in payment of the B Unit Holders' reasonable costs, charges and expenses (including legal fees on a solicitor and his own client basis) incurred in the exercise of all or any of the rights, powers or remedies granted to it under this Agreement, and in payment of the reasonable remuneration of the Receiver, if any, and the reasonable costs, charges and expenses incurred by the Receiver, if any, in the exercise of all or any of the rights, powers or remedies granted under this Agreement;

(b) second, in payment of amounts paid by the B Unit Holders or the Receiver pursuant to Clause 9.1(a);

(c) third, in payment of all money borrowed or advanced by the B Unit Holders or the Receiver, if any, pursuant to the exercise of the rights, powers or remedies set out in this Agreement and any interest thereon;

(d) fourth, in payment of the remainder of the Obligations in such order of application as the B Unit Holders may determine;

(e) fifth, subject to Sections 10.2 and 10.3, to any Person who has a security interest in the Collateral that is subordinate to that of the B Unit Holders and whose interest,

      (i) was perfected by possession, the continuance of which was prevented by the B Unit Holders or the Receiver taking possession of the Collateral, or

      (ii) was, immediately before the sale, lease or other disposition by the B Unit Holders or the Receiver, perfected by registration;

(f) sixth, subject to Sections 10.2 and 10.3, to any other Person with an interest in such Proceeds who has delivered a written notice to the B Unit Holders or the Receiver of the interest before the distribution of such Proceeds; and

(g) last, subject to Sections 10.2 and 10.3, to the Debtor or any other Person who is known by the B Unit Holders or the Receiver to be an owner of the Collateral.

10.2 PROOF OF INTEREST - Subject to applicable laws, the B Unit Holders or the Receiver may require any Person mentioned in Clauses 10.1(e), 10.1(f) or 10.1(g) to furnish proof of that Person's interest, and unless the proof is furnished within ten (10) days after demand by the B Unit Holders or the Receiver, the B Unit Holders or the Receiver need not pay over any portion of the Proceeds referred to therein to such Person.

10.3 PAYMENT INTO COURT - Where there is a question as to who is entitled to receive payment under Clauses 10.1(e), 10.1(f), or 10.1(g), the B Unit Holders or the Receiver may pay the Proceeds referred to therein into court.

10.4 MONIES ACTUALLY RECEIVED - The Debtor shall be entitled to be credited only with the actual Proceeds arising from the possession, sale, lease or other disposition of, or realization of security on, the Collateral when received by the B Unit Holders or the Receiver and such actual Proceeds shall mean all amounts received in cash by the B Unit Holders or the Receiver upon such possession, sale, lease or other disposition of, or realization of security on, the Collateral.

                                                                    EXHIBIT 4.21

                                   11. GENERAL

11.1 POWER OF ATTORNEY - The Debtor hereby appoints the Majority B Unit Holders as the Debtor's attorney, with full power of substitution, in the name and on behalf of the Debtor, to execute, deliver and do all such acts, deeds, leases, documents, transfers, demands, conveyances, assignments, contracts, assurances, consents, financing statements and things as the Debtor has herein agreed to execute, deliver or do or as may be required by the B Unit Holders or any Receiver to give effect to this Agreement or in the exercise of any rights, powers or remedies hereby conferred on the B Unit Holders, and generally to use the name of the Debtor in the exercise of all or any of the rights, powers or remedies hereby conferred on the B Unit Holders. This appointment, coupled with an interest, shall not be revoked by the insolvency, bankruptcy, dissolution, liquidation or other termination of the existence of the Debtor or for any other reason.

11.2 SET-OFF - The B Unit Holders may at any time and from time to time, without notice to the Debtor or to any other Person, set-off, appropriate and apply any and all deposits, general or special, matured or unmatured, held by or for the benefit of the Debtor with the B Unit Holders, and any other indebtedness and liability of the B Unit Holders to the Debtor, matured or unmatured, against and on account of the Obligations when due, in such order of application as the B Unit Holders may from time to time determine.

11.3 DEALINGS WITH OTHERS - The Majority B Unit Holders may grant extensions of time and other indulgences, take and give up security, accept compositions, make settlements, grant releases and discharges and otherwise deal with the Debtor, debtors of the Debtor, sureties and other Persons and with the Collateral and other security as the B Unit Holders see fit, without prejudice to the liability of the Debtor to the B Unit Holders or the rights, powers and remedies of the B Unit Holders under this Agreement.

11.4 NO OBLIGATION TO ADVANCE - Nothing herein contained shall in any way obligate the B Unit Holders to advance any funds, or otherwise make or continue to make any credit available, to the Debtor.

11.5 PERFECTION OF SECURITY - The Debtor authorizes the B Unit Holders to file such financing statements and other documents and do such acts, matters and things as the B Unit Holders may consider appropriate to perfect and continue the Security Interest, to protect and preserve the interest of the B Unit Holders in the Collateral and to realize upon the Security Interest.

11.6 COMMUNICATION - (a) Any notice required by law or this Agreement to be served upon either of the parties to this Agreement shall be sufficiently served if given personally or if sent by telecopier or facsimile transmission (where the intended recipient is equipped to receive such a form of telecommunication) or by prepaid courier or registered mail (provided no general discontinuance of postal service due to strike, lockout or otherwise, exists);

If to the B Unit Holders, at the addresses     If to the Debtor:
set out in Schedule "C" attached hereto
                                               Visual Bible International (Canada), Inc.
                                               1235 Bay Street, Suite 300
                                               Toronto, Ontario, M5R 3K4

                                               Attention:  Harold Kramer
                                               Facsimile:  416-921-9951

and either party may by notice given in accordance with this Section change its address for the purposes of this Agreement.

                                                                    EXHIBIT 4.21

(b) Any notice shall be deemed (in the absence of evidence of prior receipt) to have been received by the intended recipient the same day if personally served, the next Business Day if sent by telecopier or facsimile transmission, and on the third Business Day next following where sent by prepaid courier or by registered mail.

11.7 SUCCESSORS AND ASSIGNS - This Agreement shall be binding on the Debtor and its successors and shall enure to the benefit of the B Unit Holders and their respective successors and assigns. This Agreement shall be assignable by the B Unit Holders free of any set-off, counterclaim or equities between the Debtor and the B Unit Holders, and the Debtor shall not assert against any assignee of the B Unit Holders any claim or defense that the Debtor has against the B Unit Holders.

11.8 COPY RECEIVED - The Debtor hereby acknowledges receipt of a copy of this Agreement and a copy of the financing statement/verification statement registered under the PPSA in respect of the Security Interest.

11.9 JOINT LIABILITY - If this Agreement has been executed by more than one debtor, the obligations of each shall be joint and several.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                                                                    EXHIBIT 4.21

IN WITNESS WHEREOF the Debtor has executed this Agreement on the date first above written.

                                 VISUAL BIBLE INTERNATIONAL (CANADA), INC.

                                 By:____________________________________________

                                 Name:__________________________________________

                                 Title:_________________________________________

                                                                    EXHIBIT 4.21

                                  SCHEDULE "A"

                      COLLATERAL MENTIONED IN CLAUSE 2.1(a)

The Collateral includes, without limitation:

1.    All amounts payable to the Debtor in connection with the Property.

2.    All Intellectual Property of the Debtor.

For the purposes of this schedule "A", the following terms shall have the meanings ascribed to them herein:

(a) "Grantor Licenses" means all agreements pursuant to which the Debtor has granted rights or an option to acquire rights to use any Intellectual Property.

(b) "Intellectual Property" means all copyrights, patents and Trademarks and other intellectual or industrial property now owned, or hereafter owned or acquired, by the Debtor, including, without limitation, trade secrets, Literary Properties, Physical Properties and Software, and all benefits, all options and all rights to use any of the foregoing, including, without limitation, all User Licenses and all Grantor Licenses and, when the context permits, all registrations and applications that have been made or shall be made or filed in any office in any jurisdiction in respect of the foregoing, and all reissues, extensions and renewals thereof.

(c) "Literary Property" means all rights of Debtor of every kind and nature, including, without limitation, copyright, in and to any or all literary, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, the Property is or may be based, or from which the Property is or may be adapted or inspired or which may be or has been used or included in the Property, including, without limitation, all scripts, scenarios, screenplays, bibles, stories, treatments, novels, outlines, books, titles, concepts, characters, manuscripts or other properties or materials or any kind or nature in whatever state of completion and all drafts, versions and variations thereof.

(d) "Physical Properties" means all physical properties of every kind or nature of or relating to the Property and all versions thereof, including, without limitation, all physical properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of the Property, and all versions thereof or any part thereof, including, without limitation, the physical elements of the Literary Property, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials, including, without limitation, interpositives, negatives, duplicate negatives, internegatives, colour reversals, intermediates, lavender, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies of additional pre-print elements, whether now known or hereafter devised, soundtracks, recording, audio and video tapes and disks of all types engages, cut-outs, trims and any and all other physical properties of any kind and nature relating to the Property in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.

(e) "Software" means all computer programs and data bases in portions of each of the foregoing in whatever form and on whatever medium those programs or databases are expressed, fixed, embodies or stored from time to time, and the copyright therein including, without limitation, object and source code versions of each such program and portion thereof and all corrections, updates, enhancements, translations, modifications, adaptations and new versions thereof together with both the media upon or in which such programs, data bases and portions thereof are expressed, fixed, embodies or stored, such as disks, diskettes, tapes and semi-conductor chips, and all flow charts, manuals, instructions, documentation and other material relating thereto.

(f) "Trademarks" means all of the following now owned or hereafter acquired by the Debtor:

                                                                    EXHIBIT 4.21

      (a) all trademarks, trade names, corporate names, business names, business styles, trade styles, service marks, trade dress rights, logos, other source or business indentifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of similar nature, whether registered or unregistered;

      (b) all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and pending applications in the Canadian Intellectual Property Office or the United States patent and trademark office or in any similar office or agency of Canada or the United States or any other country or political subdivision thereof;

      (c)   all reissues, extensions or renewals of the foregoing; and

      (d)   all goodwill associated with or symbolized by any of the foregoing,

      including, without limitation those trademarks listed on Exhibit "1" attached hereto and made a part hereof.

(g) "User Licenses" means all agreements pursuant to which the Debtor has obtained rights or an option to acquire rights to use any Intellectual Property.

                                                                    EXHIBIT 4.21

                                  SCHEDULE "A"

                                   EXHIBIT "1"
                                   TRADEMARKS

                                      Nil.

                                                                    EXHIBIT 4.21

                                  SCHEDULE "B"

                   LOCATION OF BUSINESS OPERATIONS AND RECORDS

1.    LOCATIONS OF DEBTOR'S BUSINESS OPERATIONS:

      1235 Bay Street
      Suite 300
      Toronto, Ontario
      M5R 3K4

      181 Bay Street
      Suite 2500
      Toronto, Ontario
      M5J 2T7

2.    LOCATIONS OF RECORDS RELATING TO THE COLLATERAL:

      1235 Bay Street
      Suite 300
      Toronto, Ontario
      M5R 3K4

      181 Bay Street
      Suite 2500
      Toronto, Ontario
      M5J 2T7

3.    LOCATIONS OF THE COLLATERAL:

      1235 Bay Street
      Suite 300
      Toronto, Ontario
      M5R 3K4

      181 Bay Street
      Suite 2500
      Toronto, Ontario
      M5J 2T7

      350 Evans Avenue West
      Toronto, Ontario
      M8Z 1K8

      424 Adelaide Street East
      Toronto, Ontario
      M5A 1N4

                                                                    EXHIBIT 4.21

                                  SCHEDULE "C"

                           LIST OF THE B UNIT HOLDERS

                        VISUAL BIBLE INTERNATIONAL, INC.
                         CONTACT LIST - B UNIT HOLDERS

ADDRESSES: B UNIT HOLDERS

1.    RED BROOK DEVELOPMENTS LIMITED

      250 Lesmill Road
      Don Mills, Ontario
      M3B 2T5
      Attention:  Mr. Elly Reisman

      Telephone (Office): (416) 449-1340, ext 132
      Fax (Office):       (416) 449-6438
      Cell:               (416) 219-5501
      Home:               (905) 881-8753

      AND TO:

      SOHO FINANCIAL, A DIVISION OF 1061569 ONTARIO LIMITED

      156 Duncan Mill Road, Suite 12
      Don Mills, Ontario
      M3B 3N2
      Attention:  Mr. Ed Rosenblat, CA

      Telephone (Office): (416) 916-1415
      Fax (Office):       (416) 449-9887
      Cell:               (416) 802-8075
      Home:               (416) 226-0528
      E-Mail:             ed@rosecorp.com

2.    WESTDALE CONSTRUCTION CO. LIMITED

      440 Adelaide Street West
      Toronto, Ontario
      M5V 1S7
      Attention:  Mr. Ron Kimel or Mr. Joe Dack

      Telephone (Office): (416) 703-1877
      Fax (Office):       (416) 504-9216
      E-Mail:             glendah@westdaleproperties.com

3.    ERIN MILLS INVESTMENT CORP.

      7501 Keele Street, Suite 500
      Concord, Ontario
      L4K 1Y2
      Attention:  Mr. Peter Smith

      Telephone: (416) 736-1809
      Fax:       (416) 736-8373
      E-Mail:    pasmith@idrect.ca

                                                                    EXHIBIT 4.21

4.    MR. HERMAN GRAD

      c/o Leisure World Inc.
      8500 Warden Avenue
      Markham, Ontario
      L3R 8W3
      Attention:  Mr. Herman Grad

      Telephone (Office): (905) 470-8500
      Fax (Office):       (905) 415-7623
      E-Mail:             hgrad@leisureworld.ca

5.    MR. ART KLEINSTEIN

      150 South Dahlia
      Denver, Colorado
      80246

      Cell:   (303) 941-4856
      Fax:    (303) 322-4320
      E-Mail: yogajoy@aol.com

6.    MR. TOM KROBOT      send information to home

      8710 River Trace
      Roswell, GA
      30076

      Telephone (Home):   (770) 640-5353
      Telephone (Office): (770) 998-9663
      Fax (Office):       (770) 998-7494
      Cell:               (678) 662-2170
      E-Mail:             tkrobot@ashtonwoodshomes.com

7.    MR. MOE COLSON

      64 Russell Hill Road
      Toronto, Ontario
      M4V 2T2

      Telephone (Office): (416) 947-6040
      E-Mail:             m.colson@sympatico.ca
      Telephone (Home):   (416) 324-9905
      Fax (Home):         (416) 324-2777

8.    DR. SHELDON GLOW

      c/o 370 - 500 Portage Avenue
      Winnipeg, Manioba
      R3C 3X1

      Telephone (204) 786-5949
      Fax:      (204) 786-1896
      E-Mail:   sheldonglow@shaw.ca

                                                                    EXHIBIT 4.21

9.    MR. STAN NASHEN

      2 Lake Road
      Dollard Des Ormeaux
      Quebec
      H9B 3H9

      Office: (514) 421-2277, ext. 202
      Home:   (514) 684-8273
      Cell:   (514) 891-0788
      E-Mail: snashen@BIZ-FASHION.com

10.   INGLEWOOD HOLDINGS INC.

      130 Bloor Street West, Suite 410
      Toronto, Ontario
      M5S 1N5
      Attention:  Mr. Bob Rubinoff

      Telephone (Office): (416) 967-6241
      Fax (Office):       (416) 967-9132
      E-Mail:             bobrubinoff@rogers.com